Exhibit 99.1

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

Contacts:
(Analysts) Matthew Stroud	(407) 245-6458
(Media) Ron DeFeo	(407) 245-5562

Darden Restaurants Completes Acquisition of Yard House USA, Inc.

ORLANDO, Fla., Aug. 29, 2012 -- Darden Restaurants, Inc. (NYSE: DRI) today announced that it has completed the acquisition of Yard House USA, Inc. for $585 million in an all-cash transaction from private equity firm TSG Consumer Partners LLC, management and investors. This follows the agreement that was announced on July 12, 2012. The total transaction price includes approximately $30 million of cash tax benefits that are expected to be realized by Darden in fiscal 2013 and fiscal 2014.

With the acquisition now complete, Yard House joins Darden's Specialty Restaurant Group, which also includes The Capital Grille, Bahama Breeze, Seasons 52 and Eddie V's.

Yard House, which launched its first restaurant in 1996, offers contemporary American cuisine with chef-inspired recipes and ethnic flavors along with a wide range of draft beers and other beverages in a stylish and energetic setting. The brand has grown to 40 restaurants across 13 states.

Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates nearly 2,000 restaurants that generate $8.0 billion in annual sales. Headquartered in Orlando, Florida and employing more than 185,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2012, Darden was named to the FORTUNE "100 Best Companies to Work For" list for the second year in a row. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze, Seasons 52, Eddie V's and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

TSG Consumer Partners LLC is a leading investment firm with over $2.9 billion in equity capital under management, focused exclusively on the branded consumer sector. Since its founding in 1987, TSG has been an active investor in the food, beverage, restaurant, beauty, personal care, pet care, household and apparel & accessories sectors. Representative past and present partner companies include vitaminwater, Smart Balance, PopChips, Muscle Milk, Smashbox Cosmetics, Pureology, e.l.f. cosmetics and Alexis Bittar. To learn more about TSG please visit www.tsgconsumer.com.

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